Exhibit 99(a)

1ST SERVICE BANK	REVOCABLE PROXY
MCLEAN, VIRGINIA

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF 1ST SERVICE BANK FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS OF 1ST SERVICE TO BE HELD ON                     , 2006 AND AT ANY ADJOURNMENT THEREOF.

The undersigned, being a shareholder of 1st Service Bank (“1st Service”), hereby appoints each of Gregory U. Evans and Donald E. Ziegler, or any successors thereto, as proxy, with full power of substitution, and hereby authorizes each such person to represent and vote, as designated below, all the shares of common stock of 1st Service held of record by the undersigned on             , 2006 at the special meeting of shareholders of 1st Service to be held at the main office of 1st Service located at 6830 Old Dominion Drive, McLean, Virginia 22101 on             ,             , 2006 at 5:00 p.m., local time, or any adjournment thereof.

1. Proposal to approve the Agreement and Plan of Merger, dated as of July 10, 2006, among Southern National Bancorp of Virginia, Inc. (“SNBV”), Sonabank, National Association, a wholly-owned subsidiary of SNBV, and 1st Service.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Proposal to approve the payment or provision of all change-in-control severance benefits that otherwise would be cut back by Section 6(j) of the employment agreement between 1st Service and Ernest L. Tressler so that such benefits will be exempt from the operation of Section 280G of the Internal Revenue Code.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

The Board of Directors of 1st Service recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of the payment or provision of all change-in-control severance benefits to Mr. Tressler. You are encouraged to specify your choices by marking the appropriate boxes; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may be revoked at any time before it is exercised.

Shares of common stock of 1st Service will be voted as specified. If no specification is made, shares will be voted FOR approval of the merger agreement and FOR approval of the payment or provision of all change-in-control severance benefits to Mr. Tressler, and otherwise at the discretion of the proxies. In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the special meeting and upon such other business as may properly come before the special meeting. This proxy may be revoked at any time prior to the time it is voted at the special meeting.

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Shareholders of 1st Service Bank, to be held on , 2006, or any adjournment thereof, and a proxy statement/prospectus for the special meeting, prior to the signing of this proxy.

Date:

Signature:

Signature:

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, either may sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.